AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of this 20th day of March, 2013, by and between Kornitzer Capital Management, Inc., a Kansas Corporation (the “Adviser”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Buffalo Funds (the “Trust”), a Delaware statutory trust, on behalf of its series listed on Appendix A, as the parties may amend, (collectively, the “Buffalo Funds” or the “Funds” and each, individually, a “Fund”).

WHEREAS, the Adviser, the Distributor and the Trust, on behalf of the Funds, have previously entered into a Distribution Agreement dated as of the 25th day of April, 2003, as amended on May 21, 2004, December 1, 2006, August 10, 2007, November 16, 2007, February 15, 2008, November 17, 2011 and November 16, 2012; and

WHEREAS, the Adviser, the Distributor and the Trust desire to amend the Distribution Agreement for the sole purpose of reflecting a change to the names of the Buffalo Micro Cap Fund, a series of the Trust and to remove the Buffalo China Fund, a series of the Fund that is no longer in operation; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares (“Shares”) in one or more separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Adviser serves as the investment adviser for the Funds and is duly registered under the Investment Advisers Act of 1940, as amended, as an investment adviser;

WHEREAS, the Funds desire to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each Fund;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Trust’s Board of Trustees (the “Board”) and its disinterested Trustees in conformity with Section 15(c) of the 1940 Act;

WHEREAS, the Adviser may use its legitimate profits for the payment of distribution expenses with respect to the Funds, and the Adviser has determined that it will cede its legitimate profits for the payment of distribution services that are identified in this Agreement; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Appointment of Quasar as the Distributor

The Funds hereby appoint the Distributor as agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.  Services and Duties of the Distributor

A.  The Distributor agrees to sell Shares of the Funds on a best efforts basis as agent for each Fund during the term of this Agreement, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as amended or supplemented, relating to the Funds and included in the currently effective registration statement or post-effective amendment thereto (the “Registration Statement”) of the Funds under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.

B.  During the continuous public offering of Shares of the Funds, the Distributor will hold itself available to receive orders for the purchase of Shares of the Funds and will accept such orders on behalf of the Funds.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.  The Distributor, with the operational assistance of the Funds’ transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.  In connection with all matters relating to this Agreement, the Distributor agrees to comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.  The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Adviser or the Funds.

E.  The Distributor agrees to cooperate with the Adviser in the development of all proposed advertisements and sales literature relating to the Funds.  The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to promptly furnish to the Adviser any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

F.  The Distributor, subject to the Funds’ right to suspend, may repurchase Shares offered for sale by shareholders of the Funds.  Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the current Prospectus.  At the end of each business day, the Distributor shall notify, by any appropriate means, any Funds and its transfer agent of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase.  The Funds reserve the right to suspend such repurchase right upon written notice to the Distributor.  The Distributor further agrees to act as agent for the Funds to receive and transmit promptly to the Funds’ transfer agent shareholder requests for redemption of Shares.

G.  The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of the Funds.  The form of any dealer agreement shall be mutually agreed upon and approved by the Funds, Adviser and the Distributor. The Distributor may pay a portion of any applicable sales charge, or allow a discount, to a selling broker-dealer, as described in the Prospectus or, if not described, as agreed upon with the broker-dealer.  Distributor will pay all fees for distribution-related services under such agreements with broker-dealers out of the fees that Adviser pays to the Distributor, which are described in Exhibit B.  U.S. Bancorp Fund Services, LLC, the Buffalo Funds’ administrator, shall be responsible for payment of all non-distribution related payments under such agreements.  The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of their fees with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.  The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.  The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J.  The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  The Adviser recognizes that from time to time officers and employees of the Distributor may serve as directors, Directors/Trustees, officers and employees of other entities (including investment companies), that such other entities may include the name of the Distributor as part of their name and that the Distributor or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

3.  Duties and Representations of the Funds and the Adviser

A.  Each Fund represents that it is duly organized and in good standing under the law of its jurisdiction of organization and registered as an open-end management investment company under the 1940 Act.  Each Fund agrees that it will act in material conformity with its governing documents, its Registration Statement as may be amended from time to time and resolutions and other instructions of its Board.  Each Fund agrees to comply in all material respects with the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations.  Each Fund represents and warrants that this Agreement has been duly authorized by all necessary action by the Fund under the 1940 Act, state law and the Funds’ governing documents.

B.  The Adviser, or its agent, shall take or cause to be taken all necessary action to register Shares of the Funds under the 1933 Act and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Adviser authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.  The Adviser and Funds represent and agree that all Shares to be sold by the Distributor shall be validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.  The Adviser further agrees that it shall have the right to suspend the sale of Shares of any Fund at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Shares of any Fund at any time permitted by the 1940 Act or the rules of the Securities and Exchange Commission (“SEC”).  The Adviser shall advise the Distributor promptly of any such determination.

D.  The Adviser agrees to advise the Distributor promptly in writing:

(i)  of any material correspondence or other communication by the SEC or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)  in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)  of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; and

(iv)  of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC.

E.  The Adviser, or its agent, shall file such reports and other documents as may be required under applicable federal and state laws and regulations.  The Adviser, or its agent, shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.

F.  The Adviser agrees to file or cause to be filed from time to time such amendments to each Fund’s Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

G.  The Adviser shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares, and the Adviser, or its agent, shall make available to the Distributor a statement of each computation of net asset value.  In addition, the Adviser shall keep the Distributor fully informed of its affairs and, with respect to the Funds, shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Funds by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Adviser shall make available a copy of any SEC filings, including the Registration Statement, to the Distributor within a reasonable time following any such filings.  The Adviser represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

H.  The Adviser and the Funds represent and warrant that  the Funds’ Registration Statement and any advertisements and sales literature of the Funds (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

4.  Compensation

As compensation for the services performed and the expenses assumed by Distributor under this Agreement including, but not limited to, any fees paid to others for sales of Shares, Distributor shall be entitled to the fees and expenses set forth in Exhibit B hereto (as amended from time to time), which are payable promptly after the last day of each month.  The Funds shall not be responsible for compensating the Distributor for any fees or expenses under this Agreement.

5.  Expenses

A.  The Funds and the Adviser shall bear costs and expenses as described in the respective “Management Agreement” between each Fund and the Adviser.  With respect to expenses to be born by the Adviser pursuant to the Management Agreements, USBFS will responsible for covering all expenses that it is required to pay pursuant to the Master Services Agreement, dated as of April 25, 2003, as amended, by and between USBFS and the Adviser.

B.  The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

6.  Indemnification

A.  The Adviser and Funds shall indemnify, defend and hold the Distributor, and each of its present or former members, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that the Distributor, each of its present and former members, officers, employees or representatives or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, as from time to time amended or supplemented, or in any annual or interim report to shareholders, or in any advertisement or sales literature, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or based upon the Adviser’s failure to comply with the terms of this Agreement or applicable law; provided, however, that the Adviser’s and Funds’ obligation to indemnify the Distributor and any of the foregoing indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertisement or sales literature in reliance upon and in conformity with information  furnished to the Funds, Adviser or its counsel by the Distributor.  The  agreement to indemnify the Distributor, and any of the foregoing indemnitees, as the case may be, with respect to any action, is expressly conditioned upon the Funds and Adviser being notified of such action or claim of loss brought against the Distributor, or any of the foregoing indemnitees, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor, or such person, unless the failure to give notice does not prejudice the Funds and the Adviser.  Such notification shall be given by letter or by telegram addressed to the Funds’ and Adviser’s President.

B.   The Adviser and Funds shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Funds or the Adviser elects to assume the defense, such defense shall be conducted by counsel chosen by the Funds or the Adviser and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Funds or the Adviser elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the reasonable fees and expenses of any additional counsel retained by them.  If the Funds or the Adviser does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Funds or the Adviser or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Funds or the Adviser and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Adviser will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Distributor and them.  The  Funds and the Adviser’s indemnification agreement contained in Sections 6(A) and 6(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each of its present or former members, officers, employees or representatives or to the benefit of any controlling persons and their successors.  The  Funds or the Adviser agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Funds or any of its officers or directors/trustees in connection with the issue and sale of any of the Shares.

C.  The Distributor shall indemnify, defend and hold the Funds and the Adviser, and each of its present or former Directors/Trustees, officers, employees, representatives, and any person who controls or previously controlled the Funds and the Adviser within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses that the Funds and the Adviser, and each of its present or former Directors/Trustees, officers, employees, representatives, or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Funds’ Registration Statement or any Prospectus, as from time to time amended or supplemented, or arising out of or based upon Distributor’s negligence, intentional misconduct, failure to comply with the terms of this Agreement or applicable law, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Funds, Adviser or its counsel by the Distributor.  The Distributor’s agreement to indemnify the Funds and the Adviser, and any of the foregoing indemnitees, is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against the Funds or the Adviser, and any of the foregoing indemnitees, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Adviser or such person unless the failure to give notice does not prejudice the Distributor.

E.  The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Funds and the Adviser, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Funds or the Adviser does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Funds or Adviser and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Distributor will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Funds or Adviser and them.  The Distributor’s indemnification agreement contained in Sections 6(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Funds and the Adviser, and each of its present or former directors/trustees, officers, employees, representatives or any controlling person, and shall survive the delivery of any Shares and the termination of this Agreement.  This Agreement of indemnity will inure to the benefit of the Funds and the Adviser, to the benefit of each of its present or former directors/trustees, officers, employees or representatives or to the benefit of any controlling persons and their successors.  The Distributor agrees promptly to notify the Funds and the Adviser of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the issue and sale of any of the Shares.

F.  No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 6 to the maximum extent so permissible.  The provisions of this Section 6 shall survive termination of this Agreement.

7.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

    8.  Duration and Termination

A.  This Agreement shall become effective with respect to each Fund (or series thereof) listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed following approval as required by Section 15(c) of the 1940 Act.  Unless sooner terminated as provided herein, this Agreement shall continue as to any Fund (or series thereof) in effect for two years from its effective date.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund (or series thereof) for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a “majority of the outstanding voting securities” of the Fund (or series thereof), and provided that in either event the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

B.  Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (or series thereof) through a failure to renew this Agreement at the end of a term, upon mutual consent of the parties, or (i) by a Fund’s Board (ii) by vote of a “majority of the outstanding voting securities” of the Fund (or series thereof), or (iii) by the Distributor after providing sixty (60) days written notice to terminate.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Funds, Adviser and the Distributor.  This Agreement will automatically terminate in the event of its assignment.

C.  Sections 6, 7, 9 and 10 shall survive termination of this Agreement, in addition to any other provisions of this Agreement that are necessary for the orderly winding-up of the parties’ contractual relationship after notice to terminate has been given.

    9.  Confidentiality

The Distributor agrees on behalf of its employees to treat all records relative to the Adviser, the Funds and prior, present or potential shareholders of the Funds as confidential, and not to use such records for any purpose other than performance of the Distributor’s responsibilities and duties under this Agreement, except after notification and prior approval from the Adviser and/or the Funds, which approval shall not be unreasonably withheld, and may not be withheld where the Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Funds.  Records and information that have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives shall not be subject to this paragraph.

In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P and all other applicable law, received from the Adviser or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor, or as may be required by law.  The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

10.  Anti-Money Laundering Program

The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (b) undertakes it will use commercially reasonable steps to carry out its AML Program ; and (c) will notify the Funds and the Adviser promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

11.  Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

12.  Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn:  President
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Adviser and the Funds shall be sent to:

Kornitzer Capital Management, Inc.
5420 West 61st Place
Shawnee Mission, KS 66205

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KORNITZER CAPITAL	QUASAR DISTRIBUTORS, LLC
MANAGEMENT, INC.,

By: /s/ John C. Kornitzer	By: /s/ James Schoenike
John C. Kornitzer	James Schoenike

Title: President	Title: President

BUFFALO FUNDS
By: /s/ Kent Gasaway
Kent Gasaway

Title: President

Exhibit A
to the
Distribution Agreement

Buffalo Funds

Name	Date Added

Buffalo Mid Cap Fund	April 25, 2003

Buffalo Discovery Fund	April 25, 2003

Buffalo Emerging Opportunities Fund	May 21, 2004

Buffalo International Fund	September 28, 2007

Buffalo Flexible Income Fund	July 29, 2008

Buffalo High Yield Fund	July 29, 2008

Buffalo Large Cap Fund	July 29, 2008

Buffalo Small Cap Fund	August 19, 2008

Buffalo Growth Fund	July 29, 2008

Buffalo Dividend Focus Fund	November 16, 2012

Exhibit B
to the
Distribution Agreement

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES ANNUAL FEE SCHEDULE
Basic Distribution Services*
•  $____ per month

Advertising Compliance Review/FINRA Filings
•  $____ per job for the first 10 pages (minutes if tape or video); $____ per page (minute if tape or video) thereafter (includes FINRA filing fee)
•  Non-FINRA filed materials, e.g. Internal Use Only Materials
        $____ per job for the first 10 pages (minutes if tape or video),$ ____ per page (minute if video or tape) thereafter.
•  FINRA Expedited Service for 3 Day Turnaround
        $____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
•  Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
        $____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
•  $____ per year per registered representative
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  Plus any FINRA and state fees for registered representatives, including license and renewal fees.
•  $____ annual branch location fee, $____ annual non-branch location fee (If required per FINRA regulation).

Fund Fact Sheets
•  Design - $____ per fact sheet, includes first production
•  Production - $____ per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
•  Project work – as per project agreement

Web Site Services – Maintenance & Development
•  $____ per hour maintenance, as needed and requested by client.
•  Project work – as per project agreement
•  Hosting – as per Web Site service contract

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  FINRA registration fees
        (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  record retention
•  travel, lodging and meals

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.